UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2011

HealthMarkets, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14953	75-2044750
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9151 Boulevard 26, North Richland Hills, Texas	76180
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 255-5200

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On August 11, 2011, the Board of Directors of HealthMarkets, Inc. (the “Company”) appointed Derrick A. Duke to assume oversight responsibility for all aspects of the Company’s subsidiary insurance and underwriting operations. Mr. Duke will serve as Senior Vice President and Chief Insurance Operating Officer and will continue to oversee the Company’s Actuarial, Investments and Treasury functions. In addition, Mr. Duke will continue to serve as a Director, Senior Vice President, Treasurer and Chief Investment Officer of the Company’s insurance subsidiaries.

Mr. Duke, 45, has served in various leadership roles with the Company since he joined in May 2004, most recently as the Company’s Senior Vice President, Treasurer and Chief Investment and Corporate Development Officer. Prior to joining the Company, Mr. Duke served as Senior Vice President and Chief Investment Officer for a privately held insurance company from June 1989 to May 2004.

In connection with this appointment, the Company has not entered into a new material contract or compensation arrangement with Mr. Duke, nor have the terms of any existing contract or compensation arrangement with Mr. Duke been materially amended.

(e) On August 17, the Company entered into a new employment agreement (the “Agreement”) with K. Alec Mahmood, 41, the Company’s Senior Vice President and Chief Financial Officer. The Agreement, which supersedes and replaces the letter agreement between Mr. Mahmood and the Company dated April 20, 2007 (the “Prior Agreement”), does not materially amend Mr. Mahmood’s current compensation arrangements, the terms of which have been previously disclosed by the Company. However, the Agreement does establish certain rights and obligations with respect to Mr. Mahmood’s employment with the Company that differ from his Prior Agreement, including the following material rights and obligations:

•
An initial employment term of two years commencing on August 17, 2011 that will automatically renew for successive one-year terms unless either party notifies the other party that it does not wish to renew the Agreement.

•
If Mr. Mahmood’s employment is terminated by the Company without “Cause” (as defined in the Agreement), or by Mr. Mahmood for “Good Reason” (as defined in the Agreement), subject to his execution and non-revocation of a release of claims, Mr. Mahmood would be entitled to receive the following:

•
An amount equal to the sum of (i) one times his annual base salary in effect at the time of termination and (ii) one times the product of (A) the base salary in effect at the time of termination and (B) the target bonus percentage for the year of termination of employment, generally payable in equal installments over the one-year period following termination of employment in accordance with the Company’s regular payroll schedule.

•
If the termination occurs after the last day of the first quarter of any fiscal year, a pro-rata annual bonus, based upon Mr. Mahmood’s target bonus percentage and the number of days Mr. Mahmood was employed during the applicable performance period.

•
To the extent not previously vested, cancelled or expired, Mr. Mahmood will vest in any grant of stock option rights in accordance with their terms, which will remain exercisable in accordance with their terms.

•	12 months of continued health care benefit plans, except disability coverage.

•
In the event that Mr. Mahmood becomes subject to golden parachute excise taxes under Section 4999 of the Internal Revenue Code, he will be entitled to additional payments such that he is placed in the same after tax position as if no excise tax had been imposed, except that he will not receive the gross-up payment and the payments will be reduced if the aggregate payments that Mr. Mahmood is entitled to receive exceeds by 10 percent or less the maximum amount he could receive without being subject to the excise tax.

•
While employed by the Company and for one year following his termination of employment, Mr. Mahmood will be subject to certain non-competition and non-solicitation restrictions and will be subject to ongoing confidentiality restrictions. If Mr. Mahmood breaches the non-compete, the non-solicitation or confidentiality covenants in the Agreement, the Company will not be obligated to provide certain termination payments and benefits to which Mr. Mahmood would otherwise be entitled and Mr. Mahmood will be required to pay back to the Company certain termination payments and benefits previously provided to him.

The foregoing summary is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement, effective as of August 17, 2011, by and between HealthMarkets, Inc. and K. Alec Mahmood.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HEALTHMARKETS, INC.

By:	/s/ Kenneth J. Fasola

Name: Kenneth J. Fasola Title: President & Chief Executive Officer

Dated: August 17, 2011

Exhibit Index

Exhibit No.            Exhibit

10.1	Employment Agreement, effective as of August 17, 2011, by and between HealthMarkets, Inc. and K. Alec Mahmood.